Exhibit 10.8

FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
OFFICER RETENTION PLAN

Effective December 7, 1998, Public Service Company of New Mexico adopted the Public Service Company of New Mexico First Restated and Amended Executive Retention Plan (the “Plan”).  By an amendment dated November 27, 2002, sponsorship of the Plan was transferred to PNM Resources, Inc. (the “PNM Resources”) and the Plan was renamed the “PNM Resources, Inc. First Restated and Amended Executive Retention Plan.”  Effective as of July 13, 2003, PNM Resources amended and restated the Plan in its entirety and changed the name of the Plan to the “PNM Resources, Inc. Officer Retention Plan.”  The Plan was completely amended and restated on September 2, 2008 to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).  By execution of this instrument, PNM Resources now desires to amend the Plan as set forth below.

1.        Except as otherwise provided, this First Amendment shall be effective as of January 1, 2009.

2.        Section 4.4 (No Duplication of Benefits) of the Plan is hereby amended and restated in its entirety to read as follows:

4.4           No Duplication of Benefits.  The right to receive any benefits under this Plan by any Participant is specifically conditioned upon such Participant either waiving or being ineligible for any and all benefits under the PNM Resources, Inc. Employee Retention Plan, including any amendments thereto, or any benefits due to a Change in Control or similar event under any successor or other change in control, severance, retention or other plans or agreements otherwise available to the Participant.  The Company does not intend to provide any Participant with benefits under both this Plan and benefits under any other severance, retention, change in control or other plans or agreements sponsored by the Company or any Affiliate.  This Section 4.4 shall not apply to any individual agreement that provides a Participant with a special payment in order to induce the Participant to remain employed by the Company unless the agreement specifically states otherwise.  The Company also may override this provision by expressly stating in the other change in control, severance, retention or other plan or agreement that some or all of the benefits provided by the other change in control, severance, retention or other plan or agreement are intended to supplement the benefits provided by this Plan.

3.        Section 5.5(a)(2) (Tax Gross-Up – General Rule – Gross-Up Payment) of the Plan is hereby amended and restated in its entirety to read as follows:

(2)           Gross-Up Payment.  Except as otherwise noted below, the Gross-Up Payment will consist of a single lump sum payment equal to the sum of: (i) the excise tax liability of the Participant on the Total Payments and (ii) all the total excise, income, and payroll tax liability of the Participant on the amount due pursuant to clause (i), further increased by all the additional excise, income and payroll tax liability on the amount due pursuant to clause (ii), applied to the total amount due to the Participant.  The purpose and effect of the Gross-Up Payment is to cause the Participant to have the same net compensation after income, excise and payroll taxes that the Participant would have if there was no tax under Section 4999.  In order to enable the Company to calculate the amount of the Gross-Up Payment, the Participant shall provide the Company with a letter from an attorney or accountant (collectively a “Tax Professional”) acceptable to the Company providing the Company with all of the information necessary to calculate the Gross-Up Payment.  If the Tax Professional selected by the Participant is unacceptable to the Company, the Participant shall provide the necessary information to a Tax Professional selected by the Company, with the information to be held in confidence by such Tax Professional.  The Tax Professional will then provide the Company, at the Company’s expense, with a letter containing the information necessary to enable the Company to calculate the Gross-Up Payment.  The Gross-up Payment shall be made not later than December 31 of the tax year next following the tax year in which the Participant remits such taxes.

4.        This First Amendment amends only the provisions of the Plan as noted above and those provisions not expressly amended shall be considered in full force and effect.

Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.

IN WITNESS WHEREOF, PNM Resources has caused this First Amendment to be executed as of this 20th day of November, 2008.

PNM RESOURCES, INC.

By: /s/ Alice A. Cobb
      Its: SVP, Chief Administrative Officer